(d)(1) Effective December 15, 2004, ING Financial Services Fund and ING LargeCap Growth Fund may invest in Initial Public Offerings.

(d)(2) Effective January 6, 2005, the following paragraph is added after the second paragraph of the section entitled, "Investment Strategy" for Class ABCM, Class I and Class Q Prospectuses:

The Fund may invest excess cash in other investment companies, including exchange traded funds ("ETF's"), for temporary and/or defensive purposes.

(d)(3) The following changes are effective April 29, 2005:

ING LargeCap Growth Fund

     The Fund may invest the remaining 20% of its total assets in other investment companies, including exchange traded funds ("ETFs"), initial public offerings ("IPOs").

ING MidCap Opportunities and ING SmallCap Opportunities Funds

     The Fund may invest excess cash in other investment companies, including exchange traded funds ("ETFs"), for temporary and defensive purposes.

ING Equity and Bond Fund

     The strategy was changed to allow the Fund to seek a target allocation of 50% equities and 50% debt instruments.